Exhibit 5.1

June 19, 2020

Triumph Bancorp, Inc.

12700 Park Central Drive, Suite 1700

Dallas, Texas 75251

Ladies and Gentlemen:

I am the Executive Vice President and General Counsel of Triumph Bancorp, Inc., a Texas corporation (the “Company”), and in such capacity have acted as counsel to the Company in connection with the issuance and sale by the Company of 1,800,000 depositary shares (the “Depositary Shares”), collectively representing 45,000 shares (the “Preferred Shares”) of the Company’s 7.125% Series C Fixed-Rate Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), with a liquidation preference of $1,000 per share (equivalent to $25 per Depositary Share), pursuant to the Underwriting Agreement, dated June 16, 2020 (the “Underwriting Agreement”), between the Company and B. Riley FBR, Inc. as representative of the several underwriters named in Schedule A thereto. The Depositary Shares are being issued by the Company pursuant to the Deposit Agreement, dated as of June 19, 2020 (the “Deposit Agreement”), between the Company and Equiniti Trust Company, as depositary. The Preferred Shares and the Depositary Shares have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission, which became effective on April 14, 2020 (File No. 333-237663) (the “Registration Statement”), including a base prospectus dated April 13, 2020 (the “Base Prospectus”) and a prospectus supplement dated June 16, 2020 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

In rendering the opinions expressed herein, I, or members of my staff, have examined and relied upon the Underwriting Agreement, the Deposit Agreement, the Registration Statement, the Prospectus, the Company’s charter and bylaws, the Statement of Designation establishing the Series C Preferred Stock filed with the Secretary of State of Texas on June 17, 2020, resolutions of the Company’s Board of Directors and committees thereof, certificates of public officials, certificates of corporate officers and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

In making such examination and rendering the opinion set forth below, I have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to me or members of my staff as originals, the authenticity of the originals of such documents submitted to me or my staff as certified copies, the conformity to originals of all documents submitted to me or my staff as copies, the authenticity of the originals of such documents, that all documents submitted to me or my staff as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that (i) the Company has the corporate power to issue the Preferred Shares and the Depositary Shares, and (ii) the issuance of the Preferred Shares has been duly authorized and, when and if issued and delivered by the Company pursuant to the Underwriting Agreement against payment of the consideration set forth therein, the Preferred Shares will be validly issued, fully paid and nonassessable.

I am a member of the bar of the State of Texas and I do not express any opinion herein concerning any law other than the Texas Business Organizations Code (including the statutory provisions, all applicable provisions of the Texas Constitution and reported judicial decisions interpreting the foregoing).

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company on June 19, 2020 and to the use of my name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Adam D. Nelson
Name: Adam D. Nelson
Title: Executive Vice President and General Counsel